Loop Media, Inc. 8-K/A

Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Current Report on Form 8-K/A (Amendment No. 1) (this “Current Report”) of Loop Media, Inc., a Nevada corporation (formerly known as Interlink Plus, Inc.) of our report dated September 27, 2020, which includes an explanatory paragraph as to the ability of Loop Media, Inc., a Delaware corporation, (“Loop”) to continue as a going concern, with respect to our audits of Loop’s consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report appears in this Current Report.

/s/ Marcum LLP

Marcum llp

Houston, Texas

September 27, 2020